Exhibit 99.1

Genworth Financial Announces Third Quarter 2021 Results

Third Quarter Net Income of $314 Million and Adjusted Operating Income of $239 Million

•	Successfully completed initial public offering (IPO) of Enact Holdings, Inc. (Enact)

•	Enact adjusted operating income of $134 million, with 10 percent annual growth in primary insurance in force and a 14 percent loss ratio

•	Enact’s PMIERs[1] sufficiency ratio estimated at 181 percent, $2,287 million above published requirements

•	U.S. life insurance segment adjusted operating income of $93 million driven by long term care insurance (LTC) results benefitting from in force rate actions and net investment income

•	Holding company cash and liquid assets of $638 million and $809 million of holding company debt retired

Richmond, VA (November 2, 2021) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended September 30, 2021. The company reported net income2 of $314 million, or $0.61 per diluted share, in the third quarter of 2021, compared with net income of $418 million, or $0.82 per diluted share, in the third quarter of 2020. The company reported adjusted operating income3 of $239 million, or $0.46 per diluted share, in the third quarter of 2021, compared with adjusted operating income of $125 million, or $0.25 per diluted share, in the third quarter of 2020.

“Genworth delivered another quarter of strong results,” said Tom McInerney, Genworth President and CEO. “At the same time, we continued to execute against our strategic plan, including the successful completion of the Enact IPO which improved Genworth’s financial position and drove ratings improvements at both Enact and Genworth. With this critical step behind us, we have a clearer path to reduce holding company debt to a more sustainable level, which in turn will enable Genworth to pursue other strategic priorities that are aimed at creating both near-term and long-term shareholder value.”

[1]	Private Mortgage Insurer Eligibility Requirements.
[2]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Highlights

•	Completed IPO of Enact with net proceeds of $529 million to Genworth, reducing ownership of Enact from 100 percent to 81.6 percent

•

Received ratings upgrades from Moody’s Investors Service and S&P Global Ratings following the IPO, in recognition of improvement in Genworth Holdings, Inc.’s credit risk profile and increased financial flexibility

•

Significantly reduced holding company debt, including the retirement of the AXA S.A. (AXA) promissory note ($296 million) and AXA’s corresponding release of the 19.9% of Enact common stock pledged as collateral for the note, as well as the redemption of the remaining principal amount of the September 2021 debt maturity ($513 million)

•

Continued progress against LTC multi-year rate action plan, with $117 million in annual premium rate increases and benefit reductions approved in the third quarter of 2021, bringing total net present value from LTC rate actions to over $16.3 billion since 2012

Financial Performance

Consolidated Net Income & Adjusted Operating Income
	Three months ended September 30
	2021		2020
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$314	$0.61	$418	$0.82	(25)%
Adjusted operating income	$239	$0.46	$125	$0.25	91%
Weighted-average diluted shares	514.2		511.5

	As of September 30
	2021	2020
Book value per share	$30.11	$29.19
Book value per share, excluding accumulated other comprehensive income (loss)	$22.62	$20.99

On September 16, 2021, the company completed the minority IPO of 18.4 percent of its U.S. mortgage insurance business, Enact, and as a result, net income attributable to noncontrolling interests in the Enact segment was $4 million in the current quarter. The company’s net income, before noncontrolling interests in the Enact segment, was $318 million in the third quarter of 2021. The company’s adjusted operating income, before noncontrolling interests in the Enact segment, for the third quarter of 2021 was $243 million.

Net investment gains, net of taxes and other adjustments, increased net income by $70 million in the current quarter. The investment gains were primarily driven by mark-to-market gains on limited partnership investments held in the LTC business. Net income in the third quarter of 2020 included $277 million of investment gains, net of taxes and other adjustments.

Net investment income was $859 million in the quarter, compared to $844 million in the prior quarter and $820 million in the prior year. Net investment income was higher than the prior quarter and prior year as a result of higher variable investment income, including income from limited partnerships, bond calls, commercial mortgage loan prepayments and the inflation impact on Treasury Inflation-Protected Securities (TIPS), primarily in the LTC business. The reported yield and the core yield3 for the quarter were 5.19 percent and 4.95 percent, respectively, compared to 5.11 percent and 4.85 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the current quarter was approximately 18 percent. The effective tax rate was favorably impacted by higher tax benefits from a reduction in uncertain tax positions due to the expiration of certain statute of limitations, partially offset by the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate under the 2017 Tax Cuts and Jobs Act, which continue to be tax effected at 35 percent as they are amortized into net investment income.

The below table shows adjusted operating income (loss) by segment and for Corporate and Other activities:

Adjusted Operating Income (Loss) (Amounts in millions)	Q3 21	Q2 21	Q3 20
Enact	$134	$135	$141
U.S. Life Insurance	93	71	14
Runoff	11	15	19
Corporate and Other	1	(27)	(49)

Total Adjusted Operating Income	$239	$194	$125

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income to adjusted operating income is included at the end of this press release.

Enact

Operating Metrics (Dollar amounts in millions)	Q3 21	Q2 21	Q3 20
Adjusted operating income	$134	$135	$141
Primary new insurance written	$24,000	$26,700	$26,600
Loss ratio	14%	12%	18%

Enact reported adjusted operating income of $134 million, compared with $135 million in the prior quarter and $141 million in the prior year. Enact’s primary insurance in force increased 10 percent versus the prior year from strong new insurance written (NIW), partially offset by low persistency. Primary NIW decreased 10 percent from the prior quarter and was also down 10 percent versus the prior year primarily from a smaller private mortgage insurance market. Earned premiums in the current quarter were flat compared to the prior quarter and lower than the prior year as insurance in force growth was offset by a decrease in single premium policy cancellations, the continued lapse of older, higher priced policies and higher ceded premiums. In addition, interest expense was higher in the current quarter versus the prior year from a full quarter’s interest expense on the August 2020 debt issuance.

Enact’s current quarter results reflected losses of $34 million and a loss ratio of 14 percent. Results in the prior quarter and prior year reflected losses of $30 million and $45 million, and a loss ratio of 12 percent and 18 percent, respectively. New delinquencies in the current quarter were 7,427, an increase of eight percent from 6,862 in the prior quarter driven by a seasonal increase. Current quarter new delinquencies decreased 55 percent from 16,664 in the prior year. Losses in the prior year were favorably impacted by incurred but not reported (IBNR) development of $23 million that did not recur. Despite the sequential increase in new delinquencies, the current quarter new delinquency rate of 0.8 percent remained consistent with pre-pandemic levels. Approximately 36 percent of new primary delinquencies in the current quarter were reported in forbearance plans which may cure at elevated rates.

U.S. Life Insurance

Adjusted Operating Income (Loss) (Amounts in millions)	Q3 21	Q2 21	Q3 20
Long Term Care Insurance	$133	$98	$59
Life Insurance	(68)	(40)	(69)
Fixed Annuities	28	13	24

Total U.S. Life Insurance	$93	$71	$14

Long Term Care Insurance In Force Rate Action Performance (Amounts in millions)	Q3 21	Q2 21	Q3 20
Adjusted Operating Income from In Force Rate Actions[4],[5]	$304	$310	$238

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $133 million, compared with $98 million in the prior quarter and $59 million in the prior year. Earnings from in force rate actions were more favorable than the prior year, driven primarily by higher benefit reductions, which included policyholder benefit reduction elections made as part of a legal settlement, net of litigation expenses and taxes. LTC results also reflected higher net investment income of $45 million after-tax versus the prior year and $7 million after-tax versus the prior quarter from limited partnerships, bond calls, commercial mortgage loan prepayments and gains on TIPS.

[4]	Excludes reserve updates resulting from profits followed by losses.
[5]

Includes estimated premium tax, commissions, and other expenses, net of tax of $(61) million, $(69) million and $(12) million in the third quarter 2021, second quarter 2021 and third quarter 2020, respectively. Also includes estimated impacts from a legal settlement, net of tax and litigation expenses, of $48 million and $71 million in the third quarter 2021 and second quarter 2021, respectively.

Claim and active policy terminations in the current quarter were higher compared to the prior quarter but lower compared to the prior year. Higher claim terminations in recent quarters were assumed to be driven by the COVID-19 pandemic and temporary in nature resulting in the establishment, beginning in the fourth quarter of 2020, of a temporary COVID-19 mortality adjustment assuming that the company’s mortality experience on the most vulnerable claimants was accelerated, leaving its overall claim population less likely to terminate compared to the pre-pandemic average population. In the current quarter, the company made minimal adjustments to this reserve, leaving a pre-tax balance of $142 million as of September 30, 2021. As the COVID-19 pandemic continues to develop, short-term mortality experience may fluctuate, and the company would increase or decrease the COVID-19 mortality adjustment accordingly.

New claim incidence increased versus the prior quarter but has remained lower than pre-pandemic levels. With the historically low new claim incidence, favorable development on IBNR claim reserves has continued, but to a lesser extent. Since the second quarter of 2020, IBNR has been strengthened to reflect the company’s assumption that incidence during the COVID-19 pandemic has been temporarily delayed. In the current quarter, given the increase in incidence, IBNR was reduced by $17 million after-tax, compared to a strengthening of $19 million after-tax in the prior year.

Life Insurance

Life insurance reported an adjusted operating loss of $68 million, compared with adjusted operating losses of $40 million in the prior quarter and $69 million in the prior year. Mortality, attributable in part to the COVID-19 pandemic, was higher compared to both the prior quarter and the prior year. Current quarter results also included a $30 million after-tax charge related to recoverability testing for deferred acquisition costs (DAC) in the company’s universal life insurance products versus a $13 million after-tax charge related to these products in the prior quarter. Results in the prior year reflected higher DAC amortization compared to the current year, as the large 20-year level-premium term life insurance block written at the end of 2000 entered its post-level premium period, as well as higher reserve increases during the premium grace period in the 10-year term universal life insurance block associated with policies entering the post-level premium period.

Fixed Annuities

Fixed annuities reported adjusted operating income of $28 million, compared with $13 million in the prior quarter and $24 million in the prior year. Results in the current quarter reflected a reduction in fixed indexed annuity reserves from higher interest rates. Mortality in the single premium immediate annuity product was favorable versus the prior quarter but unfavorable versus the prior year.

Runoff

Runoff reported adjusted operating income of $11 million, compared with $15 million in the prior quarter and $19 million in the prior year. Current quarter results in the variable annuity products were unfavorable compared to both the prior quarter and the prior year from equity market performance. Mortality experience in the corporate-owned life insurance business was also higher in the current quarter.

Corporate And Other

Corporate and Other reported adjusted operating income of $1 million, compared to adjusted operating losses of $27 million in the prior quarter and $49 million in the prior year. Results in the current quarter included tax benefits of $21 million from a reduction in uncertain tax positions due to the expiration of certain statute of limitations. Interest expense was also lower in the current quarter from the reduction of holding company debt.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q3 21	Q2 21	Q3 20
Enact
Consolidated Risk-To-Capital Ratio[6]	11.8:1	11.8:1	12.1:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[6]	11.9:1	12.0:1	12.3:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio6,[7]	181%	165%	132%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[6]	290%	272%	239%
Holding Company Cash and Liquid Assets[8],[9]	$638	$842	$814

Key Points

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Enact’s PMIERs sufficiency ratio is estimated to be 181 percent, $2,287 million above published PMIERs requirements[10]. The PMIERs sufficiency ratio was up sixteen points, or $346 million, sequentially, driven in part by the completion of an insurance linked notes transaction, which added $372 million of additional PMIERs capital credit as of September 30, 2021, elevated lapse from prevailing low interest rates, business cash flows and lower delinquencies, partially offset by NIW and amortization of existing reinsurance transactions;

[6]	Company estimate for the third quarter of 2021 due to timing of the preparation and filing of statutory statements.
[7]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the published PMIERs. As of September 30, 2021, June 30, 2021 and September 30, 2020, the PMIERs sufficiency ratios were $2,287 million, $1,941 million and $1,074 million, respectively, of available assets above the published PMIERs requirements.

[8]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[9]

Genworth Holdings, Inc. had $588 million, $742 million and $814 million of cash, cash equivalents and restricted cash as of September 30, 2021, June 30, 2021 and September 30, 2020, respectively, which included $74 million of restricted cash and cash equivalents as of September 30, 2020. Genworth Holdings, Inc. also held $50 million and $100 million in U.S. government securities as of September 30, 2021 and June 30, 2021, respectively, which included $3 million and $19 million, respectively, of restricted assets.

[10]

The GSEs have imposed certain capital restrictions on the Enact business which remain in effect until certain conditions are met. These restrictions currently require Genworth Mortgage Insurance Corporation, the company’s principal U.S. mortgage insurance subsidiary, to maintain 115 percent of PMIERs minimum required assets among other restrictions.

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PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $570 million at the end of the current quarter, compared to $760 million at the end of the prior quarter and $1,217 million at the end of the third quarter 2020. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier;

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U.S. life insurance companies’ consolidated statutory risk-based capital is estimated to be 290 percent, up from the prior quarter primarily from LTC earnings driven by premium rate increases and benefit reductions, including the impacts from a legal settlement, favorable investment performance, and favorable claim and active policy terminations; and

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The holding company ended the quarter with $638 million of cash and liquid assets, including $3 million that is restricted. Cash sources in the quarter included $529 million of net proceeds from the execution of the minority IPO of Enact and cash tax inflows of $96 million from intercompany tax arrangements. During the current quarter, the company redeemed all of its remaining $513 million of outstanding principal due in September 2021 for approximately $532 million, which included the principal amount, a make-whole premium and accrued and unpaid interest. In addition, the AXA promissory note of $296 million was fully retired following the Enact IPO. The parent holding company public debt outstanding was $1.7 billion as of September 30, 2021.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 provider of products, services and solutions that help families address the financial challenges of aging. Headquartered in Richmond, Virginia, Genworth applies its nearly 150 years of experience each day to helping people navigate caregiving options and fund their long term care needs. Genworth is also the parent company of publicly traded Enact (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com. From time to time Enact separately releases financial and other information about its operations. This information can be found at ir.enactmi.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call And Financial Supplement Information

This press release and the third quarter 2021 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:00 a.m. on November 3, 2021. Investors are encouraged to review these materials.

Genworth will conduct a conference call on November 3, 2021 at 9:00 a.m. (ET) to discuss the quarter’s results. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s November 3rd conference call is 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 2955563. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888-203-1112 or 719-457-0820 (outside the U.S.); conference ID # 2955563 through November 17, 2021. The webcast will also be archived on the company’s website for one year.

Prior to Genworth’s conference call, Enact will hold a conference call on November 3, 2021 at 8:00 a.m. (ET) to discuss its results from the third quarter. Enact’s conference call will be accessible via telephone and the Internet. Enact’s November 3rd conference call is 833-730-3978 or 720-405-2123 (outside the U.S.); conference ID # 8756793. To participate in the call by webcast, register at http://ir.enactmi.com/news-and-events/events at least 15 minutes prior to the webcast to download and install any necessary software.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In the third quarter of 2021, the company paid a pre-tax make-whole premium of $6 million related to the early redemption of Genworth Holdings, Inc.’s senior notes originally scheduled to mature in September 2021. This transaction was excluded from adjusted operating income (loss) as it relates to gains (losses) on the early extinguishment of debt.

The company recorded a pre-tax expense of $3 million and $5 million in the third and second quarters of 2021, respectively, related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended September 30, 2021 and 2020, as well as for the three months ended June 30, 2021, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its businesses at the U.S. corporate federal income tax rate of 21 percent. Each segment is then adjusted to reflect the unique tax attributes of that segment such as permanent differences between U.S. GAAP and tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products included in the company’s Enact segment. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force for the company’s Enact segment. Insurance in force is a measure of the aggregate unpaid principal balance as of the respective reporting date for loans the company insures. Risk in force is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the company’s Enact segment, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business included in the company’s U.S. Life Insurance segment, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

Management also regularly monitors and reports adjusted operating income from in force rate actions in the long term care insurance business included in the company’s U.S. Life Insurance segment. Adjusted operating income from in force rate actions includes premium rate increases and associated benefit reductions on its long term care insurance products implemented since 2012, which are net of estimated premium tax, commissions, and other expenses on an after-tax basis. Estimates for in force rate actions reflect certain simplifying assumptions that may vary materially from actual historical results, including but not limited to a uniform rate of coinsurance and premium taxes in addition to consistent policyholder behavior over time. Actual behavior may differ significantly from these assumptions. In addition, estimates exclude reserve updates resulting from profits followed by losses. The company considers adjusted operating income from in force rate actions to be a measure of its operating performance because it helps bring older generation long term care insurance blocks closer to a break-even point over time and helps bring the loss ratios on newer long term care insurance blocks back towards their original pricing.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to future reductions of debt, potential dividends or share repurchases, and future strategic investments, including a new long term care insurance joint venture, as well as statements the company makes regarding the potential impacts of the COVID-19 pandemic. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

the company may be unable to successfully execute its strategic plans including: reducing the company’s debt maturities and other near-term liabilities and financial obligations, reducing costs, stabilizing its U.S. life insurance businesses without additional capital contributions, improving overall capital and ratings; establishing a new long term care insurance joint venture with a strategic partner; an inability to establish new long term care insurance business or product offerings due to commercial and/or regulatory challenges; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue in each case, in a timely manner and on anticipated terms; an inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, debt issuances, securities offerings or otherwise, in each case as and when required; the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; an inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews we expect to complete and carry out in the fourth quarter of 2021); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews in the fourth quarter of 2021, including risks that additional information obtained in finalizing our claim reserves and margin reviews in the fourth quarter of 2021 or other changes to assumptions or methodologies materially affect margins; or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of the COVID-19 pandemic; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews we expect to complete and carry out in the fourth quarter of 2021); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); and changes in valuation of fixed maturity and equity securities;

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liquidity, financial strength ratings, credit and counterparty risks including: the impact on holding company liquidity caused by the inability to receive dividends or other returns of capital from Enact Holdings, including as a result of the COVID-19 pandemic; continued availability of capital and financing; future adverse rating agency actions against the company or Enact Holdings, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans; defaults on mortgage loans or other assets underlying the company’s investments in its mortgage-backed and asset-backed securities and volatility in performance;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of prolonged unemployment, inflation, supply chain disruptions, a sustained low interest rate environment and other displacements caused by the COVID-19 pandemic; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in the company’s Enact segment; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from Enact Holdings, and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries, heightened regulatory restrictions resulting from the COVID-19 pandemic, and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in force rate action increases (including increased premiums and associated benefit reductions) in the company’s long term care insurance business, including as a result of the COVID-19 pandemic; adverse change in regulatory requirements, including risk-based capital; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); risks on Enact Holdings’ ability to pay its holding company dividends as a result of the government-sponsored enterprises’ (GSEs) amendments to PMIERs in response to COVID-19 or additional PMIERs requirements or other restrictions that the GSEs may place on the ability of Enact Holdings to pay dividends to its holding company; the impact on capital levels of increased delinquencies caused by the COVID-19 pandemic; inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders in the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the Enact segment; additional restrictions placed on the Enact segment by government and government-owned enterprises and the GSEs in connection with additional capital transactions; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in tax laws; and changes in accounting and reporting standards;

•

operational risks including: the inability to retain, attract and motivate qualified employees or senior management; the impact on processes caused by shelter-in-place or other governmental restrictions imposed as a result of the COVID-19 pandemic; reliance on, and loss of, key customer or distribution relationships; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems, business continuity plans and failures to safeguard or breaches of confidential information;

•

insurance and product-related risks including: the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in force long term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of the COVID-19 pandemic, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: the occurrence of natural or man-made disasters or a pandemic, similar to the COVID-19 pandemic, could materially adversely affect its financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release does not constitute an offering of any securities.

# # #

Contact Information:

Investors:	Tim Owens
Tim.Owens@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Three months ended
	September 30,		June 30,
	2021	2020	2021
Revenues:
Premiums	$944	$963	$947
Net investment income	859	820	844
Net investment gains (losses)	88	351	70
Policy fees and other income	179	184	180

Total revenues	2,070	2,318	2,041

Benefits and expenses:
Benefits and other changes in policy reserves	1,143	1,273	1,161
Interest credited	123	137	127
Acquisition and operating expenses, net of deferrals	290	235	304
Amortization of deferred acquisition costs and intangibles	106	94	86
Interest expense	35	47	43

Total benefits and expenses	1,697	1,786	1,721

Income from continuing operations before income taxes	373	532	320
Provision for income taxes	67	130	75

Income from continuing operations	306	402	245
Income (loss) from discontinued operations, net of taxes	12	34	(5)

Net income	318	436	240
Less: net income from continuing operations attributable to noncontrolling interests	4	—	—
Less: net income from discontinued operations attributable to noncontrolling interests	—	18	—

Net income available to Genworth Financial, Inc.’s common stockholders	$314	$418	$240

Net income (loss) available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$302	$402	$245
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	12	16	(5)

Net income available to Genworth Financial, Inc.’s common stockholders	$314	$418	$240

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.59	$0.79	$0.48

Diluted	$0.59	$0.79	$0.47

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.62	$0.83	$0.47

Diluted	$0.61	$0.82	$0.47

Weighted-average common shares outstanding:
Basic	507.4	505.6	507.0

Diluted	514.2	511.5	515.0

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Three months ended
	September 30,		June 30,
	2021	2020	2021
Net income available to Genworth Financial, Inc.’s common stockholders	$314	$418	$240
Add: net income from continuing operations attributable to noncontrolling interests	4	—	—
Add: net income from discontinued operations attributable to noncontrolling interests	—	18	—

Net income	318	436	240
Less: income (loss) from discontinued operations, net of taxes	12	34	(5)

Income from continuing operations	306	402	245
Less: net income from continuing operations attributable to noncontrolling interests	4	—	—

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	302	402	245
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[11]	(88)	(350)	(70)
(Gains) losses on early extinguishment of debt	6	—	—
Expenses related to restructuring	3	—	5
Taxes on adjustments	16	73	14

Adjusted operating income	$239	$125	$194

Adjusted operating income (loss):
Enact segment	$134	$141	$135
U.S. Life Insurance segment:
Long Term Care Insurance	133	59	98
Life Insurance	(68)	(69)	(40)
Fixed Annuities	28	24	13

Total U.S. Life Insurance segment	93	14	71

Runoff segment	11	19	15
Corporate and Other	1	(49)	(27)

Adjusted operating income	$239	$125	$194

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.62	$0.83	$0.47

Diluted	$0.61	$0.82	$0.47

Adjusted operating income per share:
Basic	$0.47	$0.25	$0.38

Diluted	$0.46	$0.25	$0.38

Weighted-average common shares outstanding:
Basic	507.4	505.6	507.0

Diluted	514.2	511.5	515.0

[11]	For the three months ended September 30, 2020, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $1 million.

Reconciliation of Adjusted Operating Income Previously Reported to Adjusted Operating Income

Re-Presented to Exclude Discontinued Operations

(Amounts in millions)

Three months ended September 30, 2020
Adjusted operating income as previously reported	$132
Remove Australia Mortgage Insurance segment adjusted operating income reported as discontinued operations	(7)
Adjustment for corporate overhead allocations, net of taxes[12]	(4)
Tax adjustments[13]	4

Re-presented adjusted operating income	$125

[12]	Expenses previously reported in the Australia Mortgage Insurance segment and moved to Corporate and Other activities.
[13]	Tax impacts resulting from the classification of Genworth Australia as discontinued operations.

Condensed Consolidated Balance Sheets

(Amounts in millions)

(Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Cash, cash equivalents, restricted cash and invested assets	$75,281	$77,917
Deferred acquisition costs	1,193	1,487
Intangible assets	147	157
Reinsurance recoverable, net	16,671	16,819
Deferred tax and other assets	605	469
Separate account assets	5,978	6,081
Assets related to discontinued operations	—	2,817

Total assets	$99,875	$105,747

Liabilities and equity
Liabilities:
Future policy benefits	$41,794	$42,695
Policyholder account balances	19,607	21,503
Liability for policy and contract claims	11,743	11,486
Unearned premiums	685	775
Other liabilities	1,568	1,614
Long-term borrowings	2,412	3,403
Separate account liabilities	5,978	6,081
Liabilities related to discontinued operations	36	2,370

Total liabilities	83,823	89,927

Equity:
Common stock	1	1
Additional paid-in capital	11,850	12,008
Accumulated other comprehensive income (loss)	3,800	4,425
Retained earnings	2,325	1,584
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,276	15,318
Noncontrolling interests	776	502

Total equity	16,052	15,820

Total liabilities and equity	$99,875	$105,747

Reconciliation of Reported Yield to Core Yield

	Three months ended
	September 30,	June 30,
(Assets - amounts in billions)	2021	2021
Reported Total Invested Assets and Cash	$74.7	$75.2
Subtract:
Securities lending	—	0.1
Unrealized gains (losses)	8.5	8.9

Adjusted End of Period Invested Assets and Cash	$66.2	$66.2

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$66.2	$66.1

(Income - amounts in millions)
Reported Net Investment Income	$859	$844
Subtract:
Bond calls and commercial mortgage loan prepayments	43	39
Other non-core items[14]	(4)	3

Core Net Investment Income	$820	$802

Reported Yield	5.19%	5.11%

Core Yield	4.95%	4.85%

[14]	Includes cost basis adjustments on structured securities and various other immaterial items.